EXHIBIT 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1 of Miller Petroleum, Inc. and its subsidiaries of our report dated July 25, 2010, relating to the consolidated balance sheets of Miller Petroleum, Inc. as of April 30, 2010 and April 30, 2009 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for years ended April 30, 2010 and 2009.  We also consent to the reference to us under the heading “Experts” in the prospectus which is a part of the Registration Statement.

/s/ SHERB & CO., LLP
SHERB & CO., LLP

New York, New York

August 12, 2010